WORLD MONITOR TRUST--
SERIES B
MONTHLY REPORT/
JANUARY 25, 2002

         WORLD MONITOR TRUST--SERIES B
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Dear Interest Holder:
Enclosed is the report for the period from December 29, 2001 to January 25, 2002 for the World Monitor Trust--Series B ('Series B'). The net asset value of an interest as of January 25, 2002 was $108.07, an increase of 0.27% from the December 28, 2001 value of $107.78.

The estimated net asset value per interest as of February 13, 2002 was $107.54. Past performance is not necessarily indicative of future results. Should you have any questions, please contact your Prudential Securities

Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-2443.

          Sincerely yours,

          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from December 29, 2001 to
  January 25, 2002
Revenues:
Realized loss on commodity
  transactions.......................   $(481,927)
Change in unrealized commodity
  positions..........................     568,937
Interest income......................      19,253
                                        ---------
                                          106,263
                                        ---------
Expenses:
Commissions..........................      62,510
Management fee.......................      16,111
                                        ---------
                                           78,621
                                        ---------
Net gain.............................   $  27,642
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the period from December 29, 2001 to
  January 25, 2002

                                             Per
                                Total      Interest
                             -----------   -------
Net asset value at
  beginning of period
  (97,000.906 interests)...  $10,455,104   $107.78
Contributions..............        6,300
Net gain...................       27,642
Redemptions................      (76,648)
                             -----------
Net asset value at end of
  period (96,353.068
  interests)...............  $10,412,398    108.07
                             -----------
                             -----------
                                           -------
Change in net asset
  value per interest....................   $  0.29
                                           -------
                                           -------
Percentage change.......................      0.27%
                                           -------
                                           -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series B is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.
                             by: Barbara J. Brooks
                            Chief Financial Officer